LIGHT MANAGEMENT GROUP, INC.
                        3060 Mainway Drive, Suite 301
                         Burlington, Ontario L7M 1A3
                          --------------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held on July 27, 2001
                          -------------------------
July 5, 2001

To Our Shareholders:

      You are cordially invited to attend the Annual Meeting of the Shareholders of Light Management Group, Inc. (hereinafter referred to as the "Company"), to be held on Friday, July 27, 2001 at 1:00 p.m. (EDT) at the Sheraton Hotel, Capital Ballroom, 165 Courtland Street, Atlanta, Georgia 30303, for the following purposes:

      1. PROPOSAL NO. 1:To elect the Board of Directors, each to serve until the next Annual Meeting of the shareholders or until their respective successors are elected and qualify;

      2. PROPOSAL NO. 2:To ratify and approve the selection by the Board of
                        Directors of Feldman Sherb & Co., P.C. as the Company's independent accountants for the current year;

      3. PROPOSAL NO. 3:To consider and vote upon an amendment to the Company's
                        Articles of Incorporation to increase the number of shares of the Company's common stock authorized for issuance from 100,000,000 to 200,000,000;

      4. PROPOSAL NO. 4:To consider and vote upon a Stock Incentive Plan; and

      5. PROPOSAL NO. 5:To consider and vote upon such other business as may properly come before the meeting or any adjournment thereof.

   The complete text of these proposals and the reasons your directors have proposed their adoption are contained in the Proxy Statement, and you are urged to carefully study them. If you do not plan to attend the Annual Meeting, you are respectfully requested to sign, date and return the accompanying Proxy promptly.

   FOR THE REASONS STATED HEREIN, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND "FOR" THESE PROPOSALS. YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY. THIS WILL NOT PREVENT YOU FROM ATTENDING AND VOTING YOUR SHARES IN PERSON. PROMPT RETURN OF YOUR PROXY WILL REDUCE THE COMPANY'S EXPENSES IN THIS MATTER.

   Only shareholders of record as shown on the books of the Company at the close of business on June 22, 2001 will be entitled to vote at the Annual Meeting or any adjournment thereof. A list of the Company's Shareholders entitled to notice of, and to vote at, the Annual Meeting will be made available during regular business hours at the Company's Principal Executive Offices at 3060 Mainway Drive, Suite 301, Burlington, Ontario, from the date of this notice for inspection by any Shareholder for any purpose germane to the Annual Meeting.

   The Annual Meeting may adjourn from time to time without notice other than by announcement at the Annual Meeting, or at any adjournments thereof, and any and all business for which the Annual Meeting is hereby noticed may be transacted at any such adjournments.

   By order of the Board of Directors,
   Dr. Donald Iwacha, President

                         LIGHT MANAGEMENT GROUP, INC.
                        3060 Mainway Drive, Suite 301
                         Burlington, Ontario L7M 1A3

        PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                               ON JULY 27, 2001

                INFORMATION CONCERNING SOLICITATION AND VOTING

   This Proxy Statement is being furnished to shareholders of Light Management Group, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on July 27, 2001, and at any adjournment of that meeting (the "Annual Meeting"). The first date on which this Proxy Statement and the form of Proxy are first being mailed to Shareholders of the Company is on or about July 5, 2001.

      The Board of Directors has fixed June 22, 2001 as the record date for determining stockholders who are entitled to vote at the Annual Meeting. At the close of business on June 6, 2001, the Company had issued and outstanding 22,441,382 shares of common stock with par value $0.0001 per share (the "Common Stock"), held of record by approximately 756 stockholders. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting. Holders of shares of Common Stock have no cumulative, conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. The Company also had one holder of 2,766,798 shares of Series A Preferred Stock with a par value of $0.0001 (the "Preferred Stock"). Each share of Preferred Stock is entitled to vote 2.5 shares of Common Stock on each matter properly coming before the Meeting, which increases the number of shares entitled to vote at the meeting to 29,358,377.

      The Company will not solicit proxies personally, by telephone or facsimile. The Company, however, may make a request by telephone, facsimile, or mail strictly limited to confirming the shareholder's receipt of the proxy and requesting that the shareholder sign and return the proxy solicited by this statement. The Company does not expect to pay compensation to any party other than employees (and then only their regular salaries plus expenses) for the solicitation of proxies, but may reimburse brokers, custodians, nominees and fiduciaries for the expense of forwarding solicitation material and proxies to beneficial owners of their outstanding stock. The cost of soliciting proxies, not expected to exceed $15,000, will be borne by the Company.

      All proxies will be voted in accordance with the instructions contained therein, if properly executed and not revoked. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of the Annual Meeting. The management of the Company does not know of any other matters which will be presented for action at the Annual Meeting, but the person, Dr. Donald Iwacha, named in the Proxy intends to vote or act with respect to any other proposal which may be presented for action in accordance with his best judgment. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Corporate Secretary of the Company or by voting in person at the Annual Meeting.

      The presence in person or by executed proxy of the holders of a majority of the aggregate voting power represented by the shares of Common Stock and Preferred Stock, issued and outstanding and entitled to vote at the meeting, together as a single class, shall constitute a quorum for transacting business at the meeting. Any shares which are withheld or abstain from voting will be counted for the purpose of obtaining a quorum. Shares held in "street name" by brokers or nominees who indicate that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes") will not be counted as votes "for" or "against" the proposals, and will not be counted as shares voted on such matter.

      The total number of votes cast "for" will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve each proposal. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting. Abstentions will have the same effect as votes against the proposals, but will not affect the election of Directors. Broker non-votes will not be considered as votes "for" or "against" the proposals.

      The affirmative vote of the holders of a plurality of the aggregate voting power represented by the shares of Common Stock and Preferred Stock, voting together as a single class, present or represented at the meeting is required to elect the Board of Directors, to ratify and approve the selection by the Board of Feldman Sherb & Co., P.C. as the Company's independent accountants for the current year, and to adopt the 2001 Stock Incentive Plan. The affirmative vote of holders of a majority of the aggregate voting power represented by the shares of Common Stock and Preferred Stock, issued and outstanding and entitled to vote at the meeting, together as a single class, is required to amend the Company's Articles of Incorporation to increase the number of the Company's common shares of stock authorized for issuance from 100,000,000 to 200,000,000.

      Management of the Company has been informed by the executive officers, directors, and control persons of the Company that such parties intend to vote all shares beneficially held with voting rights by such parties FOR the nominees and FOR all of the proposals set forth in the notice. Together, such parties and proxies represent approximately 51.2% of the votes eligible to be cast at the Annual Meeting. Management believes such votes will be sufficient to elect the nominees, approve or ratify the proposals, and appoint the Company's independent auditor as set forth herein. However, since other items to be voted upon may be presented at the Annual Meeting which require the vote of two-thirds of the outstanding shares, there is no assurance that the voting rights mentioned above will guaranty passage of any such other proposals.

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 7, 2001, by each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, by each director and by all executive officers and directors as a group. The table also sets forth the number and percentage of the outstanding shares to be owned by each such person or group. The percentages of ownership and the number of shares beneficially owned are disproportionate due to joint beneficial ownership making the notes following the table essential for a complete understanding of our ownership structure.

           Name and Address of               Number of Shares      Percent of
            Beneficial Owner                Beneficially Owned        Class
--------------------------------------------------------------------------------
    Omega Holdings, Bahamas, Ltd. (1)
           201 Saffrey Square                   4,430,331            19.74%
              P.O. Box N303
 Bay Street & Bank Lane, Nassau, Bahamas
--------------------------------------------------------------------------------
    Executive Officers and Directors
--------------------------------------------------------------------------------
           Barrington L. Simon
         3060 Mainway, Suite 301              3,218,798 (2)          14.34%
   Burlington, Ontario, Canada L7M1A3
--------------------------------------------------------------------------------
              Bryan Latimer
         3060 Mainway, Suite 301                 338,500              1.50%
   Burlington, Ontario, Canada L7M1A3
--------------------------------------------------------------------------------
                Ian Brock
         3060 Mainway, Suite 301                10,000 (3)        Less than 1%
   Burlington, Ontario, Canada L7M1A3
--------------------------------------------------------------------------------
            Dr. Donald Iwacha
         3060 Mainway, Suite 301                  38,000          Less than 1%
   Burlington, Ontario, Canada L7M1A3
--------------------------------------------------------------------------------
         Dr. Arkadi Rozenchtein
         3060 Mainway, Suite 301                  80,430          Less than 1%
   Burlington, Ontario, Canada L7M1A3
--------------------------------------------------------------------------------
   All Executive Officers & Directors           3,685,728            16.42%
        as a Group (Five persons)
--------------------------------------------------------------------------------
**    Less than 1%

(1) Omega Holdings, Bahamas, Ltd. is 38% owned by Barrington Simon. Mr. Simon disclaims ownership of the shares owned by this entity.
(2) Includes 697,500 shares owned by Mr. Simon's wife, Elaine Simon. Mr. Simon disclaims ownership of the shares owned by Elaine Simon. Also includes the right to acquire 717,462 shares of common stock within 60 days upon the exercise of stock options.
(3) Includes 8,000 shares owned by Mr. Brock's wife, Nicole Brock.

      The following table sets forth certain information regarding the beneficial ownership of the Company's Preferred Stock as of June 21, 2001, which is held by one shareholder, who is not a director and executive officer. Each share of Preferred Stock possesses a cumulative dividend of 6.5 percent, voting rights equal to 2.5 to 1 common shares and is non-dilutable.

           Name and Address of               Number of Shares      Percent of
            Beneficial Owner                Beneficially Owned        Class
--------------------------------------------------------------------------------
    Omega Holdings, Bahamas, Ltd. (1)
           201 Saffrey Square                   2,766,798             100%
              P.O. Box N303
 Bay Street & Bank Lane, Nassau, Bahamas
--------------------------------------------------------------------------------
(1) Omega Holdings, Bahamas, Ltd. is 38% owned by Barrington Simon. Mr. Simon disclaims ownership of the shares owned by this entity.

Compliance with Section 16(a) of the Exchange Act

      Based solely upon a review of forms 3, 4 and 5 furnished to the Company, the Company is not aware of any person, who at any time during the fiscal year ended December 31, 2000, was a director, officer, or beneficial owner of more than ten percent (10%) of the common stock of the Company, and who failed to file, on a timely basis, reports required by Section 16(a) of the Securities Exchange Act of 1934 during such fiscal year, other than Barrington Simon, who filed a form 4 on May 31, 2001, relating to his purchase of 13,500 shares in December 2000.

                           DESCRIPTION OF BUSINESS

      The Company, through wholly owned subsidiaries, develops new applications for optical and light technologies. The Company offers products based on its proprietary acousto-optic deflection and related non-diode laser, photonics and optic technologies. These technologies are used in the fiber optic communications, biomedical, out-of-home advertising, industrial and aerospace markets. The Company's research and development provide ideation, patenting and development of new products.

      The Company is pursuing strategic partnerships, licensing agreements and acquisitions to optimize, integrate and develop new applications for its laser technology in major urban markets. Five areas have been identified for application development: visual media (including outdoor advertising); digital communications; industrial equipment; aerospace; and biomedical.

      The Company focuses on three business strategies: increasing research through joint ventures and increasing the number of contracts established with corporate partners; establishing market position by patenting the full range of its products and designs; and establishing market leadership by acquiring strategic, forward-looking partners. The Company's growth has thus far been effected through mergers and acquisitions of technology companies which complement The Company's acousto-optic management and laser technologies.

      The subsidiaries create synergies by which the Company hopes to increase sales and utilize the advertising of its new laser technology which is marketed toward the advertising industry. These subsidiaries give the Company the ability to increase its capabilities in technology, advertising, European operations and research and development.

Industry - Non-Diode Lasers

      The Company's lasers are non-diode lasers, which include large, conventional gas lasers used in industry and science. Newer Diode Pumped Solid State (DPSS) lasers are smaller non- diode lasers that are an alternative to the conventional gas lasers. The diode lasers currently dominate the fiber optic industry.

      Information from Laser Focus World's 2001 Annual Review and Forecast of the Laser Marketplace indicates that after a flat non-diode laser market between 1998 and 1999, the market increased by 26% in 2000 and is expected to increase 13% in 2001, reaching $2.5 billion in sales. Significant market segments for non-diode lasers include bar-code scanning, telecommunications, optical storage, sensing, entertainment, image recording, instrumentation, basic research, medical and therapeutic, and materials processing.

Technology

      On May 18, 1999, the Company acquired as a wholly owned subsidiary, Laser Show Systems (Canada), LTD. ("Laser"), a Canadian corporation. Laser was incorporated in Ontario, Canada, in September 1998. Laser's primary activity has been directed toward using a patented technique to acoustically manage light. Laser sells and markets this system of light projections that emanate graphics in a colorful and attractive design that is utilized as a marketing technique.

      Laser began operations on August 1, 1997 and seeks to provide leading edge laser products, utilizing the best technologies from around the world.

      Laser provides installation, service and creative graphics services for systems of light projections in a colorful and attractive design that is utilized as a marketing technique. With up to 1024 points per object, Laser's RGB Laser-Projection System ("RGB-LPS") can display objects with 256 different colors from a palette of 16.7 million colors. Each palette can be changed continuously to get smooth color changes, fades, color cycling, etc. The acousto-optic laser projection system works by a raster imaging process and allows for the projected images to be three-dimensional in appearance and to be active over the full screen size without "ghosting"or trailing of the laser image. Software features allow objects to be positioned, rotated, sized, scaled, and distorted. It can also map objects onto surfaces (i.e., a logo can be put on a waving flag). The software and laser allow the appearance of animated text to fly through the air and/or over a landscape. The applications for this product are numerous, including entertainment packages, display of logos, and advertising.

      The Company sees the market for its RGB-LPS as outdoor advertising companies, property management companies, and specialty properties such as resorts and entertainment centers. Property management companies own and manage properties such as retail malls, large commercial buildings with retail components, and specialty sites. Laser will either sell the RGB-LPS units or market them on a lease/revenue sharing arrangement with the above clients through its own sales group or associated agent companies. While LSSI's (Russia) RGB-LPS patent is only valid in Russia, the Company currently has multiple patents pending in the United States and intends to secure world wide patents on its technology.

      Three patents were filed during the year 2000 with the United States Patent and Trademark Office. These patents relate to the following products:
(1) an Acousto-Optical

Switch for Fiber Optic Lines as part of an all optical fiber communication network; (2) an Information Compressor for Fiber Optic Lines, which is an invention that relates to wavelength division multiplexing in fiber optic systems; and (3) a Fiber Optic Display Screen, which is capable of displaying still and moving video images, particularly a graphic image in an array of pixels generated by the RGB-LPS.

Advertising

      Through the wholly owned subsidiary, Exclusive Advertising, Inc. ("Exclusive"), the Company holds the exclusive contract to sell advertising space on Toronto's GO Transit system which services the Greater Toronto Area and carries more than 40,000,000 commuters every year. Exclusive's primary and sole activity has been the marketing of advertising space on Toronto's GO Transit system, but it intends to expand both its geographic area and scope of target advertisers.

European Operations

      The Company is committed to providing ideation, new product development and to acquiring the equipment and patent rights owned by other companies, which is why it acquired Laser Show Systems Investments, Ltd. (United Kingdom) ("Laser UK"), and incorporated LSSI (Russia) as a 99% owned subsidiary. Laser UK's primary activity is contracting its laser equipment to advertisers and companies in the entertainment field in Europe.

      Laser UK allows the Company to contract with companies to provide the display of advertisements as well as the production of laser shows throughout Europe, and it secures contracts for product manufacturing in Europe. LSSI (Russia) allows the Company to conduct operations in Russia but has been inactive to date.

Research and Development

      On January 14, 2000, the Company acquired all of the common stock of 1028177 Ontario, Ltd., d/b/a Light Research and Development ("LRD"). LRD is the research entity through which the Company conducts its research and development of new optic, laser and related technologies. LRD is operated by a world-class research team, led by Dr. Donald Iwacha, Ph.D., Dr. Arkadi Rozenchtein, Ph.D., and Dr. Gennadii Ivtsenkov. In addition to the development of new ideas and concepts, through LRD, the Company will focus on developing new applications using the Company's acousto-optic technology in five key areas: digital communications; visual media (e.g., outdoor advertising); industrial equipment; aerospace; and biomedical. LRD intends to build product prototypes and commercially viable working models which it expects to develop into new leading technologies and products.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Company's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock, with a par value of $0.0001 (the "Common Stock"). As of June 6, 2001, the number of shares issued and outstanding of the Common Stock, $0.0001 par value, was 22,441,382 held of record by approximately 756 stockholders.

      The Common Stock is currently trading on the NASD OTC-BB under the symbol "LMGR". The high and low closing trading prices for its common stock for each fiscal quarter since January 1, 1999, are listed in the following table. The prices in the table reflect inter- dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

--------------------------------------------------------------------------------
      Fiscal Quarter           High Closing Price         Low Closing Price
--------------------------------------------------------------------------------
     1st Quarter 1999                 $.01                       $.01
--------------------------------------------------------------------------------
     2nd Quarter 1999                 $8.2                       $.01
--------------------------------------------------------------------------------
     3rd Quarter 1999                $1.56                      $1.00
--------------------------------------------------------------------------------
     4th Quarter 1999                $4.25                      $0.125
--------------------------------------------------------------------------------
     1st Quarter 2000                $16.31                     $1.75
--------------------------------------------------------------------------------
     2nd Quarter 2000                $7.187                     $2.687
--------------------------------------------------------------------------------
     3rd Quarter 2000                $4.00                      $2.218
--------------------------------------------------------------------------------
     4th Quarter 2000                $3.75                      $0.875
--------------------------------------------------------------------------------
     1st Quarter 2001                $3.50                      $1.46
--------------------------------------------------------------------------------

      On June 18, 2001, the closing trade price for the Common Stock was approximately $1.44 per share.

Dividends

      The Company has not declared any cash dividends on its Common Stock for the last three years and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The payment of dividends on the Common Stock is within the discretion of the board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. The Company intends to fully honor its future obligation to pay dividends on any shares of Common Stock issued pursuant to this Offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

      The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein. Except for historical information contained herein, certain statements herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. These statements relate to future events or to our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. There are a number of factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements.

      This discussion contains forward-looking statements which involve the acquisition of technology, and the Company's financial position, business strategy and other plans and objectives for future operations. Although the Company believes that these expectations are reasonable, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected effects on its business or operations. Moreover, the Company does not assume responsibility for the accuracy and completeness of such statements. The Company is under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results.

General

      The Company has experienced solid growth in the scope of its operations, technology and revenues since it became focused in the non-diode laser and acousto-optic industry in May 1999. Much of this growth has been effected through mergers and acquisitions, as operations are now conducted through five subsidiaries, three of which were acquired externally. The Company expects to continue to grow internally, as its technological products become more well known and are sold in increasing quantities, and externally, as the Company seeks to effect other acquisitions.

Acquisition of Raw Materials

      The current goal of the Company is to expand product sales. For this to occur, the Company must obtain required raw materials, which include laser and switch products and technologies. The Company is considering raising capital in either a private or public offering to provide for the purchase of these raw materials.

                            RESULTS OF OPERATIONS

2000 Accounting Adjustments

      Subsequent to the completion of its 2000 audit, the Company identified $327,185 of expenses, which were paid for by a related company. In addition, the Company had recorded a discount to notes payable of $1,439,586 related to the issuance of warrants in connection with borrowings from such entity. Since the loans were due upon demand, the Company has restated its financial statements to record an expense for such discount in the year ended December 31, 2000. In addition, the Company has included the disclosure of the conversion in March 2001, of $1,600,000 of debt into shares of its common stock, which was not previously disclosed.

1999 Accounting Adjustments

      In connection with the completion of the 2000 audit, the Company identified various adjustments as follows: expenses paid for by a related company; an increase in accrued liabilities; and a change in depreciation because of a reclassification of fixed assets to inventory. As a result, the Company recorded adjustments decreasing sales by $23,356, increasing selling, general and administrative expenses by $1,748,147, decreasing depreciation expense by $50,571 and increasing other expense by $18,156. Additionally, the Company's stockholders' equity decreased by $1,739,088 as a result of these adjustments.

      A complete discussion of the adjustments and the effects of the 2000 and 1999 adjustments on our years ended December 31, 2000 and 1999 financial statements are contained in the Notes to our audited financial statements.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

      The following discussion sets forth certain financial information regarding our operations. Our financial statements, and the following discussion on results of operations, set forth financial information as of the year ended December 31, 2000, and as of the year ended December 31, 1999.

      The Company had sales revenues of $1,038,216 for its fiscal year ended December 31, 1999 as compared to $711,630 for the year ended December 31, 2000. This decrease in revenues is believed by the Company to be the result of an economic slowdown and represents a decrease in revenue from the Company's sole source of revenue for 1999, which was offset by revenue generated from operations of Exclusive Advertising, which was acquired in March 2000. We expect to experience greater revenues in 2001 because Exclusive Advertising has already rebounded from the economic cooling of 2000.

      The expenses incurred by the Company for its fiscal year ended December 31, 1999 were $2,706,494 compared to $7,901,630 for the year ended December 31, 2000. These increased expenses include $4,394,413 in non-cash compensation, which include a charge of $2,128,000 constituting the excess of market price over the exercise price of options granted to a member of the Company's management as well as a charge for approximately $721,000, which relate to certain consulting services, and an expense of $390,384 relating to the Company's settlement of litigation. During the year ended December 31, 2000, the Company also realized an interest expense of $1,439,596 related to stock rights granted to a related party in conjunction with loans made by such party. These increased expenses, most of which the Company believes are non- recurring, resulted in a net loss for the fiscal year ended December 31, 2000, of $9,357,186, as compared to a loss of $1,843,464 for the year ended December 31, 1999.

      The Company's total assets increased materially from $2,088,160 as of December 31, 1999 to $5,534,401 as of December 31, 2000. This increase is largely due to capital assets increasing to $3,627,898 as of December 31, 2000 as compared to $66,616 as of December 31, 1999. The increase in capital assets results from the acquisition of patents valued at $841,585 and goodwill in connection with the acquisition of Exclusive Advertising valued at $2,488,004. These acquisitions reflect the Company's increased focus on acquiring and developing equipment for technologies.

      As of December 31, 2000, the Company had total liabilities of $5,458,857, consisting of $4,853,935 due to related parties, which represents an increase from the December 31, 1999 balance of $2,662,324. The bulk of the total liabilities as of December 31, 2000, or $4.8 million, was resolved in March 2001 through the issuance of the Company's preferred stock.

Current Liquidity and Capital Resources

      The Company's current assets, as of December 31, 2000, were $1,906,503 as compared to $2,021,544 as of December 31, 1999. The bulk of this amount was in inventory of $974,508 and accounts receivable of $685,733. We expect our current asset balance to increase during 2001 in conjunction with our expected increase in sales revenue.

      Accounts payable decreased to $236,978 and accrued expenses decreased slightly to $191,730 as of December 31, 2000, as compared to $610,509 and $202,165, respectively, as of December 31, 1999. Loans payable increased to $55,523 as of December 31, 2000, whereas no such balance existed as of December 31, 1999.

      Stockholders' equity as of December 31, 2000, was $75,544, as compared to a deficiency of $574,164 as of December 31, 1999. These increases are largely due to issuances of shares in the year 2000 related to the acquisition of Exclusive Advertising and Laser Show Systems (UK).

Going Concern

      The Company has relied upon its principal shareholder and chief executive officer for capital requirements and liquidity. This lack of liquidity, net losses for the years ended December 31, 2000 and 1999, and the working capital deficiency of approximately $3,462,000 at December 31, 2000, resulted in the Company receiving a going concern opinion from its auditors for the year ended December 31, 2000. Management plans to address these matters by eliminating existing debt, as discussed below, raising additional capital through future issuance of equity and continuing its focus on increasing sales revenues and achieving profitable operations.

Conversion Of Related Party Debt

      In March 2001, the Company settled $4,800,000 of debt to a company in which the Company's principal shareholder and Chief Executive Officer is also a shareholder. Of this amount, a loan payable of $3,200,000 was settled by the Company's issuance of 2,766,798 shares of Series A Preferred Stock. Each share of preferred stock has voting rights equal to 2.5 shares of the Company's Common Stock, shall not be redeemable or convertible by the Company, and shall entitle the holder to receive a cumulative annual dividend of $0.08 per share. The preferred stock shall be convertible into Common Stock at any time by the holder on a one-for-one basis. The remaining $1,600,000 in debt was settled in exchange for 1,855,072 shares of the Company's Common Stock valued at $2,365,000. As a result, the Company recorded an extraordinary loss on extinguishment of debt of $765,000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 1999 and 2000 Barrington Simon has advanced the Company monies as unsecured loans which equate to Twenty-One Thousand Five Hundred Ninety and 58/100's Dollars (US$21,590.58). These monies are considered loans payable by the Company and do not bear interest.

      Between September 16, 1998 and September 1, 2000, Omega Holdings, Bahamas, Ltd. lent the Company US$3.1 million as working capital. In March 2001, the Company settled $3,200,000 of loans payable to a Company in which the Company's principal shareholder and Chief Executive Officer is also a shareholder by issuing 2,766,798 shares of Series A Preferred Stock. Each share of Preferred Stock is convertible into one share of Common Stock at any time by the holder.

      In September 2000, Omega Holdings, Bahamas, Ltd. paid approximately US$1.6 million to satisfy a debt owed by the Company to a third party. This loan accrued approximately a 6% interest. In March 2001, the Company settled this $1,600,000 loan payable by issuing Omega 1,855,072 shares of Common Stock.

      Barrington Simon beneficially owns 38% of Omega Holdings, Bahamas, Ltd. He disclaims beneficial ownership of the shares of the Company's Common Stock which Omega owns because he does not have any involvement in the management of Omega.

                             FINANCIAL STATEMENTS

      Audited financial statements are found herein on page F-1.

                            INDEPENDENT AUDITORS' REPORT



Board of Directors
Light Management Group, Inc.


We have audited the accompanying consolidated balance sheet of Light Management Group, Inc and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Light Management Group, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(a) to the financial statements, the Company has incurred net losses of approximately $9,360,000 and $1,843,000 for the years ended December 31, 2000 and 1999, respectively. Additionally, the Company had a working capital deficiency of approximately $3,462,000 at December 31, 2000, which creates substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are also described in Note 1(a) to the financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                /s/ Feldman Sherb & Co., P.C.
                                                Feldman Sherb & Co., P.C.
                                                Certified Public Accountants

New York, New York
April 12, 2001

                            INDEPENDENT AUDITOR'S REPORT



Board of Directors
Light Management Group, Inc.


I have audited the accompanying consolidated balance sheet of Light Management Group, Inc and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on our audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Light Management Group, Inc. and subsidiaries as of December 31, 1999, and the results of their operations, and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The financial statements for the year ended December 31, 1999 have been restated (see note 3).



                                                      /s/ James E. Slayton
                                                      James E. Slayton, CPA



March 16, 2000,
(except for note 3, as of April 12, 2001)

                           LIGHT MANAGEMENT GROUP, INC

                             CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2000
                             (Restated - see note 3)

                                       ASSETS

CURRENT ASSETS:
   Cash                                                           $    55,236
   Accounts receivable (net of allowance of $2,000)                   685,733
   Inventory                                                          974,508
   Prepaid expenses and other current assets                          191,026
                                                                  -----------

    TOTAL CURRENT ASSETS                                            1,906,503

PROPERTY AND EQUIPMENT - net of accumulated depreciation              298,309

GOODWILL - net                                                      2,488,004

PATENTS - net                                                         841,585
                                                                  -----------
TOTAL ASSETS                                                      $ 5,534,401
                                                                  ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                               $   236,978
   Accrued expenses                                                   191,730
   Note payable - bank                                                 30,172
   Loans payable - officers                                            55,523
   Due to related parties                                           4,853,935
                                                                  -----------
    TOTAL CURRENT LIABILITIES                                       5,368,338

   Note payable - bank (net of current portion)                        90,519
                                                                  -----------
    TOTAL LIABILITIES                                               5,458,857
                                                                  -----------

STOCKHOLDERS' EQUITY
   Preferred Stock - $.0001 par value, 10,000,000 authorized shares-none issued Common stock - $.0001 par value, 100,000,000
    authorized shares, 20,586,310  shares issued and outstanding        2,059
   Additional paid in capital                                      12,476,067
   Deferred compensation                                             (721,074)
   Accumulated deficit                                            (11,642,215)
   Accumulated other comprehensive loss                               (39,293)
                                                                  -----------
    TOTAL STOCKHOLDERS' EQUITY                                         75,544
                                                                  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 5,534,401
                                                                  ===========




                   See notes to consolidated financial statements

                            LIGHT MANAGEMENT GROUP, INC

                       CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             Years Ended
                                                      --------------------------
                                                      December 31,  December 31,
                                                      ------------  ------------
                                                           2000         1999
                                                      --------------------------
                                                        (Restated - see note 3)


SALES                                                  $  711,630    $1,038,216

COST OF SALES                                             560,398       112,314
                                                      ------------   -----------
GROSS PROFIT                                              151,232       925,902
                                                      ------------   -----------
EXPENSES
   Selling, general and administrative expenses
     (exclusive of $4,394,413 for 2000 reported below
      as non-cash salaries and services)                2,216,079     2,606,343
   Purchased Research and Development                     630,000            -
   Litigation settlement                                  390,384            -
   Non-cash salaries and services                       4,394,413            -
   Depreciation and amortization                          270,754       100,151
                                                       -----------   -----------

TOTAL OPERATING EXPENSES                                7,901,630     2,706,494
                                                       -----------   -----------
LOSS FROM OPERATIONS                                   (7,750,398)   (1,780,592)

INTEREST EXPENSE                                        1,606,788        62,872
                                                       -----------   -----------
NET LOSS                                              $(9,357,186)  $(1,843,464)
                                                       -----------   -----------
NET LOSS PER SHARE - BASIC AND DILUTED                $     (0.48)  $     (0.12)
                                                       ===========   ===========
Weighted Average Shares Used in Computation -
   Basic and diluted                                   19,605,250    15,568,611
                                                       ===========   ===========















                   See notes to consolidated financial statements



                                               LIGHT MANAGEMENT GROUP, INC

                         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                     Additional              Other                     Total           Total
                                  Common     Stock   Paid in    Deferred     Comprehensive Accumulated Stockholders    Comprehensive
                                  Shares     Amount  Capital    Compensation Loss          Deficit     Equity (Deficit)Loss
                                ----------------------------------------------------------------------------------------------------
Balance, December 31, 1998       $ 7,950,000 $  795  $ 435,349  $      -     $       -     $  (441,565)  $   (5,421)    $       -

Reverse split - May 1999         (5,300,000)   (530)        -          -             -              -          (530)            -

Issuance of Common Stock          11,446,672  1,145     50,183         -             -              -        51,328             -

Stock issued for acquisition of
   Laser Show Sytems Canada        3,000,000    300  1,223,123         -             -              -     1,223,423             -

Net loss                                  -      -          -          -             -      (1,843,464)  (1,843,464)            -

                                ----------------------------------------------------------------------------------------------------
Balance, December 31, 1999        17,096,672  1,710  1,708,655         -             -      (2,285,029)    (574,664)            -
 (Restated - see note 3)

Signing bonuses given to officers
    and employees                    383,000     38  1,008,886         -             -              -     1,008,924             -

Shares issued for acquisition of
   research and development from
   1028177 Ontario Limited           360,000     36    629,964         -             -              -       630,000             -

Shares issued for acquisition of
    LSS UK                           897,600     90    646,334         -             -              -       646,424             -

Shares issued for consulting
    services                         755,000     76  1,803,925         -             -              -     1,804,001             -

Shares issued for acquisition of
    Exclusive Advertising Inc.       500,000     50  2,499,950         -             -              -       500,000             -

Shares issued for legal services     111,500     11    236,997         -             -              -       237,008             -

Exercise of options                  482,538     48    373,760         -             -              -       373,808             -

Options granted: excess of market
    price over exercise price             -      -   2,128,000         -             -              -     2,128,000             -

Stock rights issued to Omega
    Financial Corp. for loan to
    Company                               -      -   1,439,596         -             -              -     1,439,596             -

Employees' deferred compensation          -      -          -    (721,074)           -              -      (721,074)            -

Foreign currency translation
    adjustment                            -      -          -          -        (39,293)            -       (39,293)       (39,293)

Net Loss (Restated - see note 3)          -      -          -          -             -      (9,357,186)* (9,357,186)    (9,357,186)

                                ----------------------------------------------------------------------------------------------------
Balance, December 31, 2000        20,586,310 $2,059 $12,476,067 $(721,074)     $(39,293)  $(11,642,215)*  $  75,544    $(9,396,479)
                                ----------------------------------------------------------------------------------------------------
(* Restated - see note 3)


                              See notes to consolidated financial statements

                           LIGHT MANAGEMENT GROUP, INC

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Years Ended
                                                    ----------------------------
                                                    December 31,  December 31,
                                                        2000         1999
                                                    ------------- --------------
                                                      (Restated - see note 3)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                         $ (9,357,186)  $ (1,843,464)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
    Depreciation and amortization                        270,754          3,774
    Stock issued for salaries                          1,008,924             -
    Stock issued for legal services                      237,008             -
    Stock issued for consulting services               1,020,481             -
    Stock rights issued to Omega Financial Corp. for
     loan to Company resulting in interest expense     1,439,596             -
    Acquisition of research and development with stock   630,000             -
    Options granted: excess of market price over
     exercise price                                    2,128,000             -
    Expenses paid by related company                          -       1,600,000

   Changes in assets and liabilities (net of effect of acquisitions):
    Decrease in accounts receivable                      680,305     (1,366,038)
    Increase (Decrease) in inventory                    (334,508)     1,085,000
    Decrease (Increase) in prepaid and other current
      assets                                             743,086        (15,506)
    Decrease in accounts payable                        (373,531)       (77,552)
    (Decrease) Increase in accrued expenses             (401,852)       278,205
                                                    ------------- --------------
NET CASH USED IN OPERATING ACTIVITIES                 (2,308,923)      (335,581)
                                                    ------------- --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment            (263,480)       (70,390)
   Purchase of  patent                                  (700,000)            -
                                                    ------------- --------------
NET CASH USED IN INVESTING ACTIVITIES                   (963,480)       (70,390)
                                                    ------------- --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of note payable - bank                      (22,630)            -
   Proceeds from loans payable                                -          85,401
   Proceeds from loans payable - related parties       2,976,461        269,242
   Proceeds on exercise of stock options                 373,808             -
   Sale of common stock                                       -          51,328
                                                    ------------- --------------
NET CASH PROVIDED BY FINANCING ACTIVITIES              3,327,639        405,971
                                                    ------------- --------------
NET INCREASE  IN CASH                                     55,236             -

CASH - Beginning of year                                      -              -
                                                    ------------- --------------
CASH  - End of year                                 $     55,236  $          -
                                                    ============= ==============
SUPPLEMENTAL INFORMATION OF CASH FLOW INFORMATION:

Cash paid for interest                              $     17,190  $      40,942
                                                    ============= ==============
Cash paid for taxes                                 $         -   $          -
                                                    ============= ==============
NON-CASH FINANCING AND INVESTING ACTIVITIES:

 Shares issued for acquisition of Canada            $         -   $   1,223,423
                                                    ============= ==============
 Shares issued for acquisition of LSS UK            $    646,424  $          -
                                                    ============= ==============
 Shares issued for acquisition of Exclusive
    Advertising, Inc.                               $  2,500,000  $          -
                                                    ============= ==============

                      See notes to consolidated financial statements

                               LIGHT MANAGEMENT GROUP INC.

                          NOTES TO FINANCIAL STATEMENTS

                          YEARS ENDED DECEMBER 31, 2000 AND 1999


1.    ORGANIZATION AND SIGNIFICANT EVENTS

      Triton Acquisition Corporation (formerly Triton Asset Management, Inc.) ("Triton") was originally incorporated on March 4, 1985 under the laws of the State of Florida as Vyquest International Capital, Inc. Triton was formed for the purpose of seeking, investigating, and if warranted, acquiring an interest in or merging with a suitable on-going entity.

      In 1989, Triton changed its corporate name to Triton Asset Management, Inc. In 1991, concurrent with a pending transaction, Triton changed its corporate name to Bio-Chem Technology, Inc. This pending transaction did not consummate and, in 1993, Triton failed to file the required reports and pay the requisite fees to the State of Florida and its corporate charter was revoked. In September 1997, Triton reinstated its corporate charter and changed its corporate name back to Triton Asset Management, Inc.

      On December 28, 1998, Triton changed its State of Incorporation from Florida to Nevada by means of a merger with and into Triton Acquisition Corporation, a Nevada Corporation formed solely for the purpose of effecting the reincorporation and on February 23, 2000, changed its name to Light Management Group, Inc. ("Light"). Light, through wholly-owned subsidiaries, develops new applications for optical and light technologies. Light is authorized to issue 100,000,000 shares of $.0001 par value common stock.

      On May 13 1999, Light acquired 100% of the outstanding stock of Laser Shows Systems Canada and its 97% owned subsidiary Laser Shows Systems International.

      On January 14, 2000, Light acquired all the issued and outstanding shares of 1028177 Ontario Limited.

      On March 24, 2000, Light acquired all of the outstanding shares of Exclusive Advertising Inc., a company incorporated under the laws of Ontario, Canada.

      On March 29, 2000, Light acquired all of the outstanding shares of Laser Show Systems Investment, Ltd. UK, a company incorporated in the United Kingdom), ("LSS UK").

      In addition, during the year ended December 31, 2000 the Company incorporated two companies, which to date have been inactive, LMGR Switch Technologies, Inc. and LSSI (Russia), a company owned 99% by the Company. LSSI Russia was formed to facilitate the conduct of business in Russia.

      Hereinafter, all of the aforementioned companies are collectively referred to as the "Company".

2.    SUMMARY OF Significant Accounting Policies

      a. Basis of Presentation - The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses of approximately $9,360,000 and $1,843,000 for the years ended December 31, 2000 and 1999, respectively. Additionally, the Company had a working capital deficiency of approximately $3,462,000 at December 31, 2000, which creates substantial doubt about the Company's ability to continue as a going concern. The recovery of assets and continuation of future operations are dependent upon the Company's ability to obtain additional debt or equity financing and its ability to generate revenues sufficient to continue pursuing its business purposes. The Company is actively pursuing financing to fund future operations and acquisitions. In addition, in March 2001, $4,800,000 of loans to a related party was converted into $3,200,000 of preferred shares and $1,600,000 of common shares of the Company's stock. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

      b. Use of Estimates -The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      c. Basis of Consolidation - The Consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Laser Shows Systems International, Inc., Laser Show Systems (Canada) Ltd., Exclusive Advertising, Inc. (all Canadian Corporations), and Laser Shows Systems Investments, Inc. (a United Kingdom corporation) collectively referred to as the "Company." All significant intercompany transactions and balances have been eliminated in consolidation.

      d. Goodwill - Goodwill represents the aggregate excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and it is being amortized on the straight-line method over 15 years. Amortization expense charged to operations and accumulated amortization at December 31, 2000 was $83,333.

      e. Amortization of Patents - The patent is being amortized over its expected useful life of 4 years.

      f. Net loss per share - Basic loss per share is computed using the weighted average number of shares of outstanding common stock. Diluted per share amounts where applicable also include the effect of dilutive common stock equivalents from the assumed exercise of stock options.

      g. Cash and cash equivalents - For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchases with a maturity of three months or less to be cash equivalents.

      h. Inventories - Inventories are recorded at the lower of cost or market. Cost is determined using the first-in first-out method.

      i. Depreciation - Fixed assets are depreciated on the straight-line and accelerated methods over the estimated useful lives of the related assets, which ranges from 3 to 5 years.

       j. Recognition of Revenue - Income from sales of goods is recognized when the orders are completed and shipped, provided that collection of the resulting receivable is reasonably assured. In circumstances where there is significant uncertainty to reasonably estimate the extent of payments to be received, the Company uses the cost recovery method whereby revenue is recorded only when collection occurs.

       k. Advertising - The Company's policy is to expense advertising as costs are incurred. Advertising was $600,387 and $160,518 for the years ended December 31, 2000 and 1999, respectively.

       l. Research and Development Expenditures - Research and development expenditures are charged to income as incurred. Such costs were $279,156 and $132,501 for the years ended December 31, 2000 and 1999, respectively.

       m. Comprehensive Income - The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130") "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as a component of comprehensive income be reported in the financial statements that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of stockholders' equity and in the balance sheet as a component of stockholders' equity.

      n. Stock-based Compensation - The Company accounts for all transactions under which employees, officers and directors receive shares of stock or options in the Company in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), under which no compensation cost is recognized. The Company adopted Statements of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," for disclosure purposes, and has adopted the proforma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employee, officers and directors stock plan other than for options issued at an exercise price below market price, to non-employees for consulting services or to debt providers that had stock or options attached.

      o. Foreign Currency Translation - Assets and liabilities of subsidiaries operating in foreign countries are translated into U.S. dollars using both the exchange rate in effect at the balance sheet date or historical rate, as applicable. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included in stockholders' equity (Accumulated other comprehensive loss), while gains and losses resulting from foreign currency transactions are included in operations.

      p. Income Taxes - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

      q. Accounting for Long-Lived Assets - The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 31, 2000, the Company believes that there has been no impairment of its long-lived assets.

      r. Fair Value of Financial Instruments - The carrying amounts of the assets and liabilities reported in the balance sheet approximate their fair market value based on the short-term maturity of these instruments.

      s.    New Accounting Standards

            (i) In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was issued in June 1998. SFAS 137 defers the effective date of SFAS No. 133 to all fiscal years beginning after June 15, 2000. Accordingly, the Company will adopt the provisions of SFAS No. 133 for the year ended December 31, 2001. The application of the new pronouncement should not have a material impact on the Company's financial statements.

            (ii) In December 1999, the United States Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB No. 101"), "Revenue Recognition in Financial Statements". (The implementation date of SAB 101, was subsequently amended by SAB 101A and SAB 101B.) Under SAB 101 additional guidance on revenue recognition criteria and related disclosure requirements are required. Implementation of SAB No. 101 is required no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999, but is effective retroactively to the beginning of that fiscal period (per SAB
                  101B). Company management has evaluated the standard and the reporting implications thereof, and has determined that there will not be a significant impact on the Company's operating results.

3.    ACCOUNTING ADJUSTMENTS

a)    1999
      In connection with the completion of the 2000 audit, the Company identified various adjustments as follows: expenses paid for by a related company; an increase in accrued liabilities; and a change in depreciation because of a reclassification of fixed assets to inventory. As a result, the Company recorded adjustments decreasing sales by $23,356, increasing selling, general and administrative expenses for $1,748,147, decreasing depreciation expense by $50,571 and increasing other expense by $18,156. Additionally, the Company's stockholders' equity decreased by $1,739,088 as a result of these adjustments.

b)    2000
      Subsequent to the completion of its 2000 audit, the company identified $327,185 of expense, which were paid for by a related company. In addition, the company had recorded a discount to notes payable of $1,439,586 related to the issuance of warrants in connection with borrowings from such entity. Since the loans were due upon demand, the Company has restated its financial statements to record an expense for such discount in the year ended December 31, 2000. In addition, the Company has included the disclosure of the conversion in March 2001, of $1,600,000 of debt into shares of its common stock, which was not previously disclosed.

The aforementioned adjustments have been reflected in the Company's financial statements as follows:

                                   December 31, 2000
                              As reported
                                in 2000
                              Form 10-KSB     As Restated
                              -------------   -------------
Current assets                 $1,906,503      $1,906,503
Long-term assets                3,627,898       3,627,898
                              -------------   -------------
Total assets                   $               $
                              =============   =============
Total liabilities              $3,692,076      $5,458,857
                              -------------   -------------
Total shareholders' equity     $1,842,325      $   75,544
                              -------------   -------------
                               $5,534,401      $5,534,401
                              =============   =============



                              December 31, 1999                December 31, 2000
                         As reported
                           in 1999                       in 2000 Form
                         Form 10-KSB     As Restated        10-KSB        As Restated
                         -------------   -------------   --------------   -------------
Sales                     $ 1,061,572     $ 1,038,216     $   711,630      $   711,630
Cost of sales                 112,314         112,314         560,398          560,398
                         -------------   -------------   --------------   -------------
Gross profit                  949,258         925,902         151,232          151,232

Total operating expenses      990,762       2,706,494       7,574,445        7,901,630
                         -------------   -------------   --------------   -------------
Loss from operations          (41,504)     (1,780,592)     (7,423,213)      (7,750,398)
Interest expense               62,872          62,872         167,192        1,606,788
                         -------------   -------------   --------------   -------------
Net loss                  $  (104,376)     (1,843,464)    $(7,590,405)     $(9,357,186)
                         =============   =============   ==============   =============
Net loss per share -
basic and diluted         $     (0.07)    $     (0.12)    $     (0.39)     $     (0.48)
                         =============   =============   ==============   =============
Weighted Average Shares
Used in Computation -
Basic and diluted          15,568,611      15,568,611      19,605,250       19,605,250
                         =============   =============   ==============   =============


4.    ACQUISITION OF COMPANIES

      On May 13, 1999, the Company acquired all of the outstanding stock of Laser Shows Systems Canada ("Canada") for 3,000,000 shares of the Company's common stock. Canada was owned in excess of 50% by shareholders of the Company. The Company recorded the acquisition of Canada at the net book value of the assets acquired.

      On January 14, 2000, the Company acquired all of the common stock of 1028177 Ontario, Ltd., which was a development stage enterprise engaged in the development of light switching technology. The Company recorded the amount paid of 360,000 shares of the Company's common stock at $1.75 per share as an acquisition of process research and development and accordingly, recorded a charge to operations of $630,000 related to the acquisition.

      On March 24, 2000, the Company acquired all of the outstanding shares of Exclusive Advertising, Inc. for 500,000 shares of the Company's common stock valued at $5 per share or $2,500,000. On March 29, 2000 all of the outstanding shares of stock of Laser Systems, Inc. UK was acquired for $700,000 and 897,600 shares of the Company's stock valued at $646,424 for an aggregate purchase price of $1,346,424.

      All of the above acquisitions were recorded under the purchase method of accounting. The following is a summary of the acquisitions:

                                                       2000             1999
                                                  ---------------   ------------
            Purchase Price                         $  4,378,910     $ 1,550,778
            Fair Value of Assets Acquired            (1,220,452)     (1,550,778)
            In Process Research and Development         630,000              -
                                                  ---------------   ------------
            Goodwill                               $  2,528,458     $       -0-
                                                  ===============   ============

      The detailed components consist of the following:

            Cash to Sellers                        $    700,000     $        -
            Common Stock to Sellers
            (1,007,600 shares in 2000 and
            3,000,000 shares in 1999)                 3,678,910       1,550,778
                                                   --------------   ------------
            Purchase Price                         $  4,378,910     $ 1,550,778
                                                   ==============   ============

      The following table summarizes the pro forma consolidated results of operations (unaudited) of the Company and the 2000 and 1999 acquisitions as though the acquisitions had been consummated at January 1, 1999. The proforma amounts give effect to the appropriate adjustments for the fair value of the assets acquired and amortization of goodwill.

                                                           Years Ended
                                                           December 31,
                                                 -------------------------------
                                                      2000              1999
                                                 -------------------------------
           Total revenue                         $    811,398      $  1,243,147
           Net loss                              $ (9,361,534)     $ (1,968,416)
           Net loss per share                    $       (.48)     $       (.11)
           Weighted average number of shares     $ 19,363,849      $ 17,196,591

5.    INVENTORIES

      Inventories consist of the following at December 31, 2000:

               Raw Material               $  9,745
               Finished Goods              964,763
                                     --------------
                                          $974,508
                                     ==============


6.    PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31, 2000:

                                              Estimated
                                             Useful life
                                             -----------
               Equipment                       5 years      $ 229,270
               Furniture and fixtures          5 years         36,021
               Leasehold improvements          5 years         90,402
               Computers                       3 years         39,285
               Automobiles                     3 years          5,132
                                                            -----------
                                                              400,110
                 Less: accumulated depreciation               101,801
                                                            -----------
                                                            $ 298,309
                                                            ===========


7.    NOTE PAYABLE - BANK

      At December 31, 2000, the Company had a bank loan requiring monthly payments of $2,515 plus interest at 2.5% above prime, maturing in 2004, secured by certain equipment. The debt matures as follows:

            Year Ending
            December 31

                2001                             $ 30,180
                2002                               30,180
                2003                               30,180
                2004                               30,151
                                                 $120,691

8.    Related Party Transactions


      a.    DUE TO OFFICERS

            Due to officers on the accompanying balance sheet represents the balance owed to two officers for advances to the Company and expenses paid on behalf of the Company during the years ended December 31, 2000 and 1999.

      b.    DUE TO RELATED PARTIES

            During the years ended December 31, 2000 and 1999, a principal shareholder of the Company, which is a corporation, advanced the Company $2,832,319 and $269,242 during the year ended December 31, 2000 and 1999. The Chief Executive Officer of the Company is also a shareholder of the lending company. In addition, during 1999, such company paid $1,600,000 of expenses on behalf of the Company. The advances were evidenced by notes bearing interest ranging from 5% to 6%. The $1,600,000 obligation is without interest. In conjunction with the aforementioned borrowings, the Company issued 1,000,000 stock rights to acquire the Company's common stock at exercise prices ranging from $2.25 to $3.50 per share. The exercise of such rights expires August 1, 2003. The issuance of the rights has been recorded as interest expense of $1,439,596.

            A summary of the Company's related party obligations is as follows:

                  Notes payable and advances             $   4,700,000
                  Accrued Interest                             153,935
                                                        ----------------
                                                         $
                                                        ================

9.    STOCK OPTIONS

      During the year ended December 31, 2000, the Company granted 1,474,285 options to the Company's chief executive officer to purchase the Company's common stock at exercise prices ranging from $.25 to $2.73. Such options vest upon grant and expire in five years. The Company recorded a charge to earnings of $2,128,000 in connection with such grants for the excess of the market price of the Company's stock at the date of grant and the exercise price. In addition, 27,650 options were granted to the Company's President at an exercise price of $2.73.

                                        Options          Weighted
                                                         average
                                                      Exercise price
                                     --------------   ---------------
      Balance at January 1, 2000               -                 -
      Granted                           1,501,935      $       1.68
      Exercised                          (482,538)              .77
                                     --------------   ---------------
      Balance at December 31, 2000      1,019,387      $       2.11
                                     ==============   ===============

     The following is additional information related to the Company's stock options as of December 31, 2000.

       -------------------------------------------------------------------------
         Exercise    Outstanding    Remaining    Weighted Average
          Price                    Contractual                      Exercisable
          Range        Options     Average Life   Exercise Price      Options
       -------------------------------------------------------------------------
       -------------------------------------------------------------------------
       $1.50-2.73     1,019,397        4.5             $2.11         1,019,397
       -------------------------------------------------------------------------

      For disclosure purposes the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted during the years ended December 31, 2000: (i) annual dividends of $0.00, (ii) expected volatility of 398% (iii) risk-free interest rate of 5.7%, and (iv) expected option lives of three years. The weighted average fair value of the stock options granted for the year ended December 31, 2000 was $4,653,000.

      Had compensation cost for the Company's two option plans been determined in accordance with SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below for the year ended December 31, 2000.

           Net loss:                  As reported   $ (9,357,186)
                                      Pro forma     $(11,712,384)
           Net loss per share:
              Basic and diluted       As reported   $      (0.48)
              Basic and diluted       Pro forma     $      (0.60)

10.   COMMITMENTS

      a) The Company has a five-year employment agreement with its Chief Executive Officer, which commenced May 1, 1999 which provides for annual compensation of $250,000. In addition, such officer is granted on January 1 of each year, options equivalent to three times the officer's annual salary divided by 125% of the closing price of the Company's common stock on December 31 of the prior year.

b) The Company has an employment agreement with its President, which provides for current annual compensation of $107,000. The employment agreement also provides for the annual granting of stock options. The Company has not yet fixed the terms of such agreement.

        c) The Company subleases its office from a related company on a month-to-month basis and leases its research and development premises, various computer equipments and two automobiles under operating leases. The minimum lease commitment under these operating lease agreements for the duration of the lease are as follows:

                        Years ended                Amounts
                        2001                      $  22,064
                        2002                         14,276
                        2003                         11,055
                        2004                         11,055
                        2005                          1,843

11.   INCOME TAXES

      The Company has not filed its corporation income tax returns since the year ended December 31, 1996, at which time, the Company had net operating loss carryovers of approximately $274,000. The Company has experienced losses since such period and any resultant deferred tax asset from such losses would be offset by a corresponding valuation allowance, as the realization of such asset cannot be predicted at this time. A significant portion of these carry forwards may be subject to limitations on annual utilization due to "equity structure shifts" or "owner shifts" involving "5 percent stockholders" (as defined in the Internal Revenue Code), which may result in more than a 50 percent change in ownership.

      The income tax benefit for year ended December 31, 2000 and 1999 differs from the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                           2000          1999
                                                        -----------   ----------
         Income tax benefit computed at statutory rate  $ 3,181,000   $ 627,000
         Deductions for which no benefit derived         (3,181,000)   (627,000)
                                                        -----------   ----------
           Income tax benefit                           $        -    $      -
                                                        ===========   ==========

12.   NON-CASH SALARIES AND SERVICES

      During the year ended December 31, 2000 the Company issued shares of stock for to various employees and consultants. An aggregate of 1,249,500 shares were issued for approximately $3,050,000 of salaries, consulting and legal services. Certain of these costs are for services to be provided in the future and accordingly, prepaid compensation of approximately $721,000 is reflected as a reduction of equity in the accompanying financial statements. In addition, the Company recorded $2,128,000 in non-cash compensation for the difference in the market price at the date of grant and the exercise price of options granted to the Company's Chief Executive Officer. Total non-cash salaries and services aggregated $4,394,413 in the accompanying statement of operations.

13.   MAJOR CUSTOMER

      During the year ended December 31, 2000 one customer accounted for 48% of the Company's sales. Such customer accounted for all of the Company's sales in 1999.

14.   LITIGATION SETTLEMENT

      During March 2000, the Company settled a litigation against the Company, the majority shareholder of the Company and other shareholders. Under the terms of the settlement, the Company paid approximately $400,000 to the plaintiff.

15.   SEGMENT AND GEOGRAPHIC INFORMATION

      For the year ended December 31, 2000 the Company views its operations as principally two segments, advertising and sales of laser and related lighting equipment. All revenues were derived from Canadian entities. The segments share a common workforce and office headquarters, which preclude an allocation of all overhead components. Overhead items that are specifically identifiable to a particular segment are applied to such segment. The

       Company operated in only one segment in the year ended December 31, 1999. The Company's segment information for the year ended December 31, 2000 is as follows:

                                                          Sale of
                                                          Lasers and
                                                          related
                                                          lighting
                                            Advertising   equipment    Corporate   Consolidated
                                           ------------- ------------ ----------- --------------
       Sales to unaffiliated customers      $  368,452    $  343,177   $       -   $   711,630
       Interest Expense                         12,928        17,590    1,576,270    1,606,788
       Depreciation and amortization            31,060        36,715      202,979      270,754
       Segment assets                          259,690     4,949,960      324,751    5,534,401
       Long lived asset expenditures             1,320       262,160           -       263,480
       Segment loss                           (129,918)   (1,076,525)  (8,150,743)  (9,357,186)


16.   Subsequent EventS

      a.    LEASE COMMITMENT

            The Company entered into a lease agreement to lease additional office space in Atlanta, Georgia. The lease commences on March 1, 2001, with total lease commitments aggregating $351,201 through February 2006.

      b.    CAPITAL CONTRIBUTION

            During April 2001, an individual and others acknowledged to the Company that they were in violation of certain securities laws involving "Short Swing Profits" and have agreed to return to the Company approximately $152,000 which will be recorded as a contribution of capital to the Company when received.

      c.    PREFERRED STOCK

            On March 1, 2001, the Board of Directors adopted a resolution establishing 2,766,798 of Series A preferred stock, $.0001 par value. Such stock will have voting rights equal to 2 1/2 shares of the Company's common stock, shall not be redeemable or convertible by the Company and shall entitle the holder to receive dividends, which shall be cumulative, at an annual rate of $0.08 per share. The preferred stock shall be convertible into common stock at any time by the holder on a one-for-one basis.

      d.    CONVERSION OF RELATED PARTY DEBT

            In March 2001, the Company settled $3,200,000 of its loans payable to a Company in which the Company's principal shareholder and Chief Executive Officer is also a shareholder by issuing 2,766,798 shares of Series A Preferred Stock. Each share of preferred stock is convertible into one share of common stock at any time by the holder. In addition, the Company settled $1,600,000 of its loans payable to such company by issuing 1,855,072 shares of common stock.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

      On December 11, 2000, the Company's Board of Directors retained Feldman, Sherb & Co., P.C. ("Feldman Sherb") as the Company's auditor for the fiscal year ended December 31, 2000. The Company decided to change auditors because it sought greater international experience than its previous auditor, James E. Slayton, C.P.A. ("Slayton").

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

      The Board of Directors has determined that there will be four directors of the Company elected at the Annual Meeting. In the absence of other instructions, the proxies will be voted for each of the individuals named below, each of whom the Board proposes for election as a director of the Company. If elected, such individuals will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors.

      The Board recommends a vote FOR the election of each of the nominees listed below.

      The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or will reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

Director Information

      Set forth below is biographical and other information about the persons who will make up the Board following the annual meeting, presuming election of the nominees named above.

      BARRINGTON L. SIMON, C.G.A. Mr. Simon, age 55, has been Chief Executive Officer and Director of the Company since May 19, 1999. Mr. Simon attended a general business degree program at the Stratford Technical College in England. Upon immigration to Canada he received recognition and the designation of Certified General Account. Mr. Simon has worked for many reputable companies such as Mercantile Bank of Canada (now known as Citibank), Halton Credit Union, Colortron Photo Services, Taylor Leibow Chartered Accountant and PPG Canada Limited. In addition to working for the above companies, he has owned and operated his own accounting practice between 1982-1999 and his own financial services company between 1995-1999.

      BRYAN LATIMER. Mr. Latimer, age 34, has served as a Director of the Company since May 1999. He has successfully owned and operated an automobile dealership, since 1989, specializing in the exportation of vehicles, fleet leasing and specialty application vehicles. Being a member of the Chamber of Commerce of Burlington, Ontario Canada, Mr. Latimer is registered with the Ontario Minister of Consumer and Commercial Relations, currently known as the OMVIC. Mr. Latimer also worked for Daymond Vynal Products, a division of Red Path Sugar, as a distribution coordinator.

      IAN BROCK. Mr. Brock, age 61, has served as a Director of the Company since February 1999. He has a sales background working with such companies as York International, as Sales Manager, GE Technical, as Sales Manager, Phillips Industries Engineered Productions, as Sales Engineer and American Standard Engineered Productions, as Sales Engineer. Mr. Brock is currently Pastor of the Brock Faith Ministries in Ontario, Canada.

      DR. ARKADI ROZENCHTEIN, Ph.D.. Dr. Rozenchtein, age 53, has served as a Director of the Company since August, 2000. He is instrumental in developing new technologies and the commercial products resulting from these developments. For the preceding five years, Dr. Rozenchtein was President of Laser Show Systems (Moscow) and Laser Show Systems Investments (UK) until their acquisition by the Company in 2000. Dr. Rozenchtein is a member of Legion of Honour and Chevaller, and also has the distinction of NYAS. He heads operations in Moscow, Russia and Burlington, Ontario.

Additional Information About the Board of Directors

      The Board held six meetings and took action by written consent seventeen times during fiscal 2000. All of the directors attended at least 75% or more of the meetings of the Board of Directors during fiscal 2000.

      The Company has no audit, compensation, or nominating committees, and no committees performing similar functions.

Executive Officers and Control Persons

      Set forth below is biographical and other information about the person(s) who will serve as non-director executive officer(s):

      DR. DONALD IWACHA. Dr. Iwacha, age 54, has been with the Company for almost two years and now serves as its President. Prior to joining the Company in July 1999, Dr. Iwacha was a Product Development Manager, Canadian Operations and Manager of Innovation, North American Flexibles, for algroup Lawson Mardon, a large multi-national packaging company. Dr. Iwacha received a Post Doctoral Fellow at the University of British Columbia in the Department of Biochemistry, graduated with a Ph.D. in Organic Chemistry and a B.Sc.Hons. from the University of Manitoba.

                        COMPENSATION AND OTHER BENEFITS

Director Compensation

      The Directors of the Company receive one thousand (1,000) shares of Common Stock at an option price of $4.00 per month for serving as such or for attending meetings. Directors may, by resolution of the Board of Directors, receive a fixed fee for attendance at meetings of the Directors. Directors are not precluded from serving in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor. No Director received any cash compensation for services as a Director in the fiscal year ended December 31, 2000.

Executive Compensation

      The following table provides summary information for the years 2000 and 1999 concerning cash and noncash compensation paid or accrued by the Company to or on behalf of its primary executive officers for the appropriate years.

                         SUMMARY COMPENSATION TABLES

                                           Annual Compensation
                          -----------------------------------------------------
     Name and                                                Other Annual
Principal Position  Year   Salary (US$)    Bonus ($)       Compensation ($)
-------------------------------------------------------------------------------
    Don Iwacha,     2000     $107,000        - 0 -              - 0 -
     President
-------------------------------------------------------------------------------
 Barrington Simon,  2000     $250,000        - 0 -              - 0 -
  Chairman & CEO
-------------------------------------------------------------------------------
 Barrington Simon,  1999     $166,666         -0-           $1,103,964 (1)
  Chairman & CEO
-------------------------------------------------------------------------------

(1) This compensation constitutes the difference between the exercise price and market price for options to purchase 482,538 shares of the Company's Common Stock exercised by Simon on December 14, 2000. On July 5, 2000, the Board of Directors granted Simon options to purchase 1,200,000 shares of Common Stock as a bonus. These stock options have exercise prices varying from $0.25 to $2.00 per share. On December 14, 2000, a Settlement Agreement was signed by the Company and Mr. Simon whereby Mr. Simon exercised options to purchase 482,538 shares and tendered the collective exercise price of $373,808, by exchanging, or discharging, a $207,141 loan he had made to the Company, and by exchanging, or discharging, $166,667 the Company owed him as his unpaid salary for 1999. As a result of this grant, Simon now has options to purchase 717,462 shares at exercise prices between $1.50 and $2.00.

                                  Long Term Compensation
                         -----------------------------------------
                                    Awards              Payouts
                         -----------------------------------------
       Name              Restricted    Securities   LTIP Payouts   All Other
       and                 Stock       Underlying        ($)      Compensation
Principal Position Year Award(s)($)     Options/                      ($)
                                         SARs(#)
-------------------------------------------------------------------------------
   Don Iwacha,     2000    - 0 -       27,650 (1)       - 0 -        - 0 -
    President
-------------------------------------------------------------------------------
Barrington Simon,  2000    - 0 -      274,285 (2)       - 0 -        - 0 -
  Chairman & CEO
-------------------------------------------------------------------------------
Barrington Simon,  1999    - 0 -          -0-           - 0 -        - 0 -
  Chairman & CEO
-------------------------------------------------------------------------------

(1) Such shares were obtained upon the exercise of options granted in Dr. Iwacha's Employment Agreement, dated July 19, 1999, which also entitles him to an annual salary of $107,000. Pursuant to this Agreement, on July 19 of each year during which Dr. Iwacha is employed, he is granted options to purchase shares of Common Stock equal to two (2) times his annual salary divided by the closing trading price of the Common Stock on such date.

(2) Such shares were obtained upon the exercise of options granted in Mr. Simon's Employment Agreement, dated May 1, 1999. This agreement entitles him to an annual salary of $250,000 through April 30, 2004. On January 1 of each year during which Mr. Simon is employed, he is granted options to purchase shares of Common Stock equal to three (3) times his annual salary divided by 125% of the closing trade price of the Common Stock on December 31 of the year preceding the grant of such options.


                                  PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Subject to ratification by the stockholders, the Board has selected Feldman Sherb & Co., P.C., independent auditors ("Feldman Sherb"), to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Feldman Sherb served as the Company's independent accountant for the year ended December 31, 2000. Although stockholder approval of the Board of Directors' selection of Feldman Sherb is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not approve this proposal at the Annual Meeting, the Board of Directors may reconsider the selection of Feldman Sherb.

      Representatives of Feldman Sherb are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from stockholders.

      The Board recommends a vote FOR the ratification of the appointment of Feldman Sherb & Co., P.C. as independent auditors

                                PROPOSAL NO. 3
                     INCREASE NUMBER OF SHARES OF COMMON
                        STOCK AUTHORIZED FOR ISSUANCE

      The Board has unanimously approved and recommended that the Company's stockholders approve the proposed amendment to the Company's Articles of Incorporation to increase the number of common shares authorized for issuance from 100,000,000 to 200,000,000.

      If this proposal is approved, an additional 100,000,000 shares of the Company's Common Stock, par value $0.0001 per share, will be available for issuance by the Company. The Company currently has no immediate plans to offer for sale any of the additional 100,000,000 shares.

Purpose

      The Board of Directors has proposed the increase in the number of authorized common shares because it deems it desirable to have additional common shares available for issuance in the future for general corporate purposes. The additional common shares would be available for sale to raise capital, for issuance to consultants, or for any other lawful corporate purpose in the discretion of the Board of Directors.

      The Board of Directors recommends a vote "for" the approval of the amendment to increase the number of authorized shares.


                                  PROPOSAL 4
                    APPROVAL OF 2001 STOCK INCENTIVE PLAN

      On June 28, 2001, the Board of Directors adopted resolutions, subject to stockholder approval, to adopt the Company's 2001 Stock Incentive Plan (the "2001 Plan"). Up to Four Million (4,000,000) shares of Common Stock (subject to adjustment in the event of stock splits or other similar events) may be issued pursuant to awards granted under the 2001 Plan.

      The 2001 Plan is intended to provide for the Company's stock incentive program. The Board of Directors believes that grants of stock options under the 2001 Plan will be an important element in attracting and retaining key employees who are expected to contribute to the Company's growth and success. If the 2001 Plan is approved, the Company will have authorized shares of Common Stock available for future grants, including grants in connection with any acquisitions by the Company.

      The Board believes that the approval and adoption of the 2001 Stock Incentive Plan is in the best interests of the Company and its stockholders and recommends a vote FOR this proposal.

SUMMARY OF THE 2001 PLAN

      The following is a brief summary of the 2001 Plan. The following summary is qualified in its entirety by reference to the 2001 Plan, a copy of which is attached as Exhibit A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's home page (www.sec.gov). In addition, a copy of the 2001 Plan may be obtained from the Clerk of the Company.

      Description of Awards

      The 2001 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, restricted stock awards and stock bonus awards, (collectively "Stock Awards"). Generally, Stock Awards under the 2001 Plan are not assignable or transferable except by will or the laws of descent and distribution, except as otherwise determined by the Board of Directors.

      Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, options may be granted at an exercise price which may be less than, equal to, or greater than the fair market value of the Common Stock on the date of grant. Under present law, however, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock of the Company, its parent or subsidiaries). Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the voting power of all classes of stock of the Company, its parent or subsidiaries). The 2001 Plan states the manner of payment of the exercise price of options shall be paid either (i) in cash at the time the option is exercised or (ii) at the discretion of the Board at the time of the grant of the option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other common stock, (2) according to deferred payment, or other similar arrangement, or (3) in any other form of legal consideration that may be acceptable to the Board.

      Restricted Stock Awards. Restricted Stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company, at the Company's discretion, to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Stock Award are not satisfied prior to the end of the applicable restriction period established for such Stock Award.

      Stock Bonus Awards. Under the 2001 Plan, the Board has the right to grant Stock Bonus Awards, subject to the right of the Company, at the Company's discretion, to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Stock Award.

      Eligibility to Receive Stock Awards

      Officers, employees, directors, consultants and advisors of the Company and its Affiliates, defined as any parent corporation or subsidiary corporation of the Company, are eligible to be granted Stock Awards under the 2001 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company or any Affiliate. The maximum

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


number of shares with respect to which Stock Awards may be granted to any participant under the 2001 Plan may not exceed 800,000 shares per calendar year.

      As of June 19, 2001, under the terms of the 2001 Plan, approximately thirty persons would have been eligible to receive Stock Awards under the 2001 Plan, including the Company's four executive officers and two non-employee directors. Under the Company's current compensation guidelines, Awards of options may be granted to any employees. The granting of Stock Awards under the 2001 Plan is discretionary, and the Company cannot now determine the number or type of Stock Awards to be granted in the future to any particular person or group.

      On June 18, 2001, the last reported sale price of the Company Common Stock on the NASD OTC-BB was $1.44.

      Administration

      The 2001 Plan is administered by the Board of Directors. The Board has the authority to establish, amend and revoke the rules and regulations relating to the 2001 Plan and to terminate and suspend the 2001 Plan. Pursuant to the terms of the 2001 Plan, the Board may delegate authority under the 2001 Plan to one or more committees of the Board. Subject to any applicable limitations contained in the 2001 Plan, the Board, or any committee to whom the Board delegates authority, as the case may be, shall determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted, including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

      Each Stock Award shall be in such form and shall contain such terms and conditions as the Board of Directors shall deem appropriate, so long as consistent with the 2001 Plan or applicable law. The Board of Directors may also, in its sole discretion, accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award will vest in accordance with the Plan.

      The Board of Directors is required to make appropriate adjustments in connection with the 2001 Plan and any outstanding Stock Awards to reflect stock dividends, stock splits and certain other events. In the event of a merger, liquidation or other Corporate Transaction (as defined in the 2001 Plan), the surviving corporation or acquiring corporation may assume any or all of the outstanding Stock Awards or may substitute similar stock awards for Stock Awards outstanding under the 2001 Plan. In the event the surviving corporation or acquiring corporation does not assume any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards under the 2001 Plan, then with respect to outstanding Stock Awards that were neither assumed or substituted and that are held by participants whose continuous service has not terminated prior to the Corporate Transaction, the vesting of such Stock Awards (and if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full to a date prior to the consummation of such Corporate Transaction. If any Stock Award for any reason expires or is terminated, the unused shares of Common Stock shall revert and again be available for issuance under the 2001 Plan, subject, however, in the case of incentive stock options to any restrictions under the Code.

      Amendment or Termination

      No Award may be made under the 2001 Plan after June 30, 2011. The Board of Directors may at any time amend, suspend or terminate the 2001 Plan or any portion thereof, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the United States federal income tax consequences that generally will arise with respect to Stock Awards granted under the 2001 Plan and with respect to the sale of Common Stock acquired under the 2001 Plan.

      Incentive Stock Options

      In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

      Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for more than two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

      If the participant sells ISO Stock for more than the exercise price prior to having owned it for more than two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

      If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

      Non-statutory Stock Options

      As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a non-statutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a non-statutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date over the exercise price.

      With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the excess of the sale price of the NSO Stock over the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

      Restricted Stock Awards

      A participant will not recognize taxable income upon the grant of a restricted Stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a
Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary income, for the year in which the Stock Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Stock Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

      Upon the disposition of the Common Stock acquired pursuant to a restricted Stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The gain or loss will be a long-term gain or loss if the shares are held for more than one year.

      Stock Bonus Awards

      The tax consequences associated with any other Stock Bonus Award granted under the 2001 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant's holding period and tax basis for the Award or underlying Common Stock.

      Tax Consequences to the Company

      The grant of an Award under the 2001 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 2001 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2001 Plan, including in connection with a Restricted Stock Award or as a result of the exercise of a non-statutory stock option or a Disqualifying Disposition, any such deduction will be subject to the limitations of Section 162(m) of the Code.

                                OTHER BUSINESS

      The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this proxy statement. If, however, any other matters should properly come before the meeting, it is intended that holders of proxies will act in accordance with their judgement on such matters.

       DEADLINE FOR SUBMISSION FOR SUBMISSION OF SHAREHOLDER PROPOSALS

      Proposals of shareholders that are intended to be presented at the Company's 2002 Annual Meeting must be received by the Company not later than March 1, 2002 in order to be included in the proxy statement and proxy relating to the meeting.

      Stockholders who wish to make a proposal at the 2002 Annual Meeting of Stockholders other than one that will be included in the Company's proxy materials should notify the Company not later than March 1, 2002 and no earlier than February 15, 2002. If a stockholder who wished to present a proposal fails to notify the Company by this date, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before that meeting. If a stockholder makes timely notification, the proxies may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission's proxy rules.

                                 ANNUAL REPORT

      A copy of the Company's annual report is being furnished with this Notice of Annual Meeting and Proxy Statement to each shareholder of record as of June 22, 2001. The Company will provide without charge to each such shareholder, upon the written request of such person, a copy of the Company's Form 10-KSB for the year ending December 31, 2000. A copy of any exhibit to the Company's Form 10-KSB may also be obtained from the Company upon written request accompanied by a check in the amount of $5 for each such exhibit requested. Such written requests should be sent to Dr. Donald Iwacha, President, Light Management Group, Inc., 3060 Mainway Drive, Suite 301, Burlington, Ontario L7M 1A3.

BY THE ORDER OF THE BOARD OF DIRECTORS:

 /s/ Dr. Donald Iwacha
----------------------------------------------
Dr. Donald Iwacha-President

Burlington, Ontario
July 7, 2001

                         LIGHT MANAGEMENT GROUP, INC.
                           3060 Mainway, Suite 301
                         Burlington, Ontario L7M 1A3

                                 ***PROXY***

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Don Iwacha as Proxy, with full power of substitution and revocation, the true and lawful attorney and proxy of the undersigned at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held Friday, July 27, 2001 at 1:00 p.m. (EDT), Sheraton Hotel, Capital Ballroom, 165 Courtland Street, Atlanta, Georgia 30303, or any adjournments thereof, to vote the shares of Common Stock of the Company standing in the name of the undersigned on the books of the Company, or such shares of Common Stock of the Company as the undersigned may otherwise be entitled to vote on the record date for Meeting with all powers the undersigned would possess if personally present at the Meeting, with respect to the matters set forth below and described in the Notice of the Annual Meeting of Shareholders dated July 5, 2001, and the accompanying Proxy Statement of the Company.

   1. Election of the Board of Directors until the next Annual Shareholders Meeting
         /  /  For all nominees listed below (except as marked to the contrary)
                              For the nominee   Against the nominee    Abstain
      1. Barrington Simon           /  /              /  /              /  /
      2. Dr. Arkadi Rozenchtein     /  /              /  /              /  /
      3. Ian Brock                  /  /              /  /              /  /
      4. Bryan Latimer              /  /              /  /              /  /

   2. Ratification of the employment of Feldman Sherb & Co., P.C. as the Company's independent auditor for the fiscal year ending December 31, 2001
      /  / For Proposal 2   /  / Against Proposal 2   /  / Abstain

   3. Amendment of the Company's Articles of Incorporation to increase the number of the Company's shares of common stock authorized for issuance from 100,000,000 to 200,000,000.
      /  / For Proposal 3   /  / Against Proposal 3   /  / Abstain

   4. Adoption of the 2001 Stock Incentive Plan.
      /  / For Proposal 4   /  / Against Proposal 4   /  / Abstain

   5. Any other business as may properly come before the meeting or any adjournment thereof.
      /  / For Proposal 5   /  / Against Proposal 5   /  / Abstain

   In His Discretion, the Proxy Is Authorized to Vote upon Such Other Business That May Properly Come Before the Meeting.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS LISTED. IF NO DIRECTIONS ARE GIVEN BY THE PERSON(S) EXECUTING THIS PROXY, THE SHARES WILL BE VOTED IN FAVOR OF ALL LISTED PROPOSALS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER, AND UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR ALL PROPOSALS.

   Please sign exactly as your name appears on your certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such and submit powers of attorney or other appropriate document. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated                        , 2001
      -----------------------

------------------------------   -----------------------    --------------------
Please Print or Type Your Name   Signature                  Number of Shares
                                                            Voted

   PLEASE SIGN AND RETURN TO THE ADDRESSEE IN THE ENCLOSED
STAMPED ENVELOPE.

   If you have had a change of Address, please print or type your new address(s) on the lines below:

                        PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY
                        PROMPTLY